Filed Pursuant to Rule 424(b)(7)

Registration No. 333-205851

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 19, 2015)

129,367,035 Shares

Genesis Healthcare, Inc.

Class A Common Stock

This prospectus supplement relates to the resale from time to time of shares of Class A common stock, par value $0.001 per share (the “Class A Shares”), of Genesis Healthcare, Inc. (“Genesis” or the “Company”) by the selling stockholders named in this prospectus supplement (the “Selling Stockholders”) and supplements and amends the prospectus dated August 18, 2015. This prospectus supplement, together with the accompanying prospectus, may be used by the Selling Stockholders to resell Class A Shares, a portion of which may be issued to the Selling Stockholders upon the conversion or exchange of (i) shares of Genesis Class B common stock (the “Class B Shares”), (ii) shares of Genesis Class C common stock (the “Class C Shares”) or (iii) Class A Units (the “FC-Gen Units”) of FC-Gen Operations Investment LLC, a Delaware limited liability company (“FC-Gen”), in each case, that have previously been issued to certain of the Selling Stockholders, as described more fully herein. This prospectus supplement also relates to the issuance from time to time of Class A Shares upon exchange of FC-Gen Units held by certain Legacy Genesis Holders (as defined herein) or their respective permitted assigns.

The registration of the issuance and resale of the Class A Shares to which this prospectus supplement relates does not necessarily mean that any of the Class A Shares will be sold by the Selling Stockholders or that any of the Selling Stockholders will convert or exchange their Class B Shares, Class C Shares or FC-Gen Units for Class A Shares or that upon any such conversion or exchange, any Class A Shares received will be sold by the Selling Stockholders.

We will not receive any proceeds from the sale of Class A Shares by the Selling Stockholders. In addition, we will not receive any cash proceeds from the issuance of Class A Shares to unitholders who tender FC-Gen Units for exchange; we will, however, acquire FC-Gen Units from any such exchanging unitholders, which will consequently increase our percentage ownership interest in FC-Gen.

The prices at which the Selling Stockholders may sell these shares will be determined by the prevailing market price for our Class A Shares or in negotiated transactions. We cannot predict when or in what amounts the Selling Stockholders may sell any of the shares offered by this prospectus supplement.

Our Class A Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “GEN.” On July 28, 2016, the last reported sale price of our Class A Shares on the NYSE was $2.04 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and page 1 of the accompanying prospectus and those risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2016.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, certain of our stockholders may, from time to time, offer and sell up to an aggregate of $300,000,000 of our Class A Shares in one or more offerings. You should read (i) this prospectus supplement, (ii) the accompanying prospectus and (iii) the documents incorporated by reference herein and therein that are described in this prospectus supplement and the accompanying prospectus under the heading “Where You Can Find More Information.”

No person is authorized to give any information or represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any applicable free writing prospectus. The Selling Stockholders are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus supplement and the accompanying prospectus, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, “Genesis,” “the Company,” “we,” “our,” “ours,” and “us” refer to Genesis Healthcare, Inc. and its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus summarize certain documents and other information to which we refer you for a more complete understanding of what we discuss in this prospectus supplement and the accompanying prospectus. In making an investment decision, you should rely on your own examination of the Company and our Class A Shares, including the merits and risks involved.

We and the Selling Stockholders are not making any representation to any purchaser of our Class A Shares regarding the legality of the purchaser’s investment in our Class A Shares. You should not consider any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our Class A Shares.

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SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein.

The Company

Genesis is a healthcare services company that through its subsidiaries owns and operates skilled nursing facilities, assisted living facilities, hospices, home health providers and a rehabilitation therapy business.  We have an administrative services company that provides a full complement of administrative and consultative services that allows our affiliated operators and third-party operators with whom we contract to better focus on delivery of healthcare services.  As of March 31, 2016, we provide inpatient services through 512 skilled nursing, senior/assisted living and behavioral health centers located in 34 states.  Revenues of our owned, leased and otherwise consolidated centers constitute approximately 84% of our revenues as of March 31, 2016. We also provide a range of rehabilitation therapy services, including speech pathology, physical therapy, occupational therapy and respiratory therapy.  These services are provided by rehabilitation therapists and assistants employed or contracted at substantially all of the centers operated by us, as well as by contract to healthcare facilities operated by others.  After the elimination of intercompany revenues, the rehabilitation therapy services business constitutes approximately 12% of our revenues as of March 31, 2016. We also provide an array of other specialty medical services, including management services, physician services, staffing services, hospice and home health services, and other healthcare related services, which comprise the balance of our revenues.

Our principal office is located at 101 East State Street Kennett Square, Pennsylvania 19348, and our telephone number is (610) 444-6350. Our website address is http://www.genesishcc.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Class A Shares Offered by the Selling Stockholders	Up to 129,367,035 shares.

Class A Shares to be issued and outstanding after this offering (assuming full conversion or exchange of all Class B Shares, Class C Shares and FC-Gen Units)	153,981,945 shares.

Class A Shares that may be issued upon exchange of FC-Gen Units	Up to 64,449,380 shares.

Use of Proceeds

We will not receive any proceeds from the sale of Class A Shares by the Selling Stockholders. In addition, we will not receive any cash proceeds from the issuance of Class A Shares to unitholders who tender FC-Gen Units for exchange; we will, however, acquire FC-Gen Units from any such exchanging unitholders, which will consequently increase our percentage ownership interest in FC-Gen.

NYSE symbol for Class A Shares	GEN.

Risk Factors

You should carefully consider the information set forth herein and in the accompanying prospectus under “Risk Factors” and those risks described in our Annual Report on Form 10-K for the year ended December 31, 2015 (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to purchase our Class A Shares.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain or incorporate by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act), with respect to our future financial or business performance, projected operating results, strategies, plans, objectives or expectations. Forward-looking statements are typically identified by words or phrases such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance.  You should carefully read the risk factors described herein and in the accompanying prospectus under “Risk Factors” and in “Risk Factors” in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

These risks and uncertainties relate to, among others, the following:

•                  risks related to reductions in Medicare reimbursement rates, or changes in the rules governing the Medicare program could have a material adverse effect on our revenues, financial condition and results of operations;

•                  risks related to reforms to the U.S. healthcare system that impose new requirements upon us;

•                  revenue we receive from Medicare and Medicaid, which may be subject to potential retroactive reduction;

•                  our success in retaining key executive and personnel;

•                  payment caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary;

•                  extensive and complex laws and government regulations that may require significant expenditures or changes in our operations in order to bring our facilities and operations into compliance;

•                  medicine laws and regulations applicable to our physician services operations;

•                  inspections, reviews, audits and investigations under federal and state government programs and contracts, which subject us to increased operating costs and, which if determined adversely, could have an effect on our business and results of operations;

•                  significant legal actions, which are commonplace in our industry, which could subject us to increased operating costs;

•                  insurance coverage, which may become increasingly expensive and difficult to obtain for healthcare companies, and self-insurance, which may expose us to significant losses;

•                  our ability to reduce costs to offset decreases in our patient census levels or other expenses;

•                  difficulties in completing and successfully integrating acquisitions and exposure to unforeseen liabilities as a result of acquisitions;

•                  the risk of lease termination, lease expense escalators, lease extensions and special charges in our leases of our facilities;

•                  our substantial indebtedness, scheduled maturities and disruptions in the U.S. and global financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

•                  risks associated with the voting group that holds a majority of the voting power of our common stock, whose interests may conflict with the interests of other holders;

•                  issues or conflicts that may arise including the diversion of corporate opportunities, as a result of some of our directors also being significant stockholders;

•                  risks as a result of our “controlled company” status, which allows us to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies; and

•                  risks set forth in our Annual and Quarterly Reports and in our other SEC reports.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus supplement and the accompanying prospectus that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

RISK FACTORS

Investing in our securities involves risk. You should carefully read the risk factors described herein and in the accompanying prospectus under “Risk Factors” and in “Risk Factors” in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

Purchasers of our Class A Shares could incur substantial losses because of the volatility of our stock price.

Our stock price has been and is likely to continue to be volatile. The stock market in general often experiences substantial volatility that is seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A Shares. The price for our Class A Shares may be influenced by many factors, including:

•                  the depth and liquidity of the market for our Class A Shares;

•                  developments generally affecting the healthcare industry;

•                  investor perceptions of us and our business;

•                  actions by institutional or other large stockholders;

•                  strategic actions, such as acquisitions or restructurings, or the introduction of new services by us or our competitors;

•                  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•                  litigation and governmental investigations;

•                  changes in accounting standards, policies, guidance, interpretations or principles;

•                  adverse conditions in the financial markets, state and federal government or general economic conditions, including those resulting from statewide, national or global financial and deficit considerations, overall market conditions, war, incidents of terrorism and responses to such events;

•                  sales of Class B Shares;

•                  sales of stock by our significant stockholders or members of our management team;

•                  additions or departures of key personnel; and

•                  our results of operations, financial performance and future prospects.

These and other factors may cause the market price and demand for our Class A Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A Shares and may otherwise negatively affect the liquidity of our Class A Shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending or settling the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

Sales of a substantial number of our Class A Shares in the public market by our existing stockholders may adversely affect the market price of our Class A Shares.

Future sales of a substantial number of our Class A Shares in the public market, or the perception that these sales might occur, could depress the market price of our Class A Shares and could impair our ability to raise adequate capital through the sale of additional equity securities. We cannot predict the size of future issuances of our Class A Shares or the effect, if any, that future issuances and sales of our Class A Shares, including future sales by the Selling Stockholders, will have on the market price of our Class A Shares.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our Class A Shares is significantly influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

We do not pay dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general purposes, including to service or repay our debt and to fund the operation and expansion of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.

The holders of a majority of the voting power of our common stock are party to a voting agreement, and the voting group’s interests may conflict with yours.

The holders of a majority of the voting power of our common stock are party to a voting agreement governing the election of our directors (the “Voting Agreement”).  These holders constitute a “group” (as such term is defined in Section 13(d) of the Exchange Act) controlling a majority of the voting power of our common stock (the “Voting Group”), and we therefore are a “controlled company.”  Our Class A Shares, Class B Shares and Class C Shares each have one vote per share. As of July 15, 2016, the Voting Group owned shares of common stock representing approximately 60.7% of the combined voting power of our outstanding common stock. Accordingly, the Voting Group will generally have the power to control the outcome of matters on which stockholders are entitled to vote. Such matters include the election and removal of directors, the adoption or amendment of our certificate of incorporation and bylaws, possible mergers, corporate control contests and significant transactions. Through its control of elections to our board of directors, the Voting Group may also have the ability to appoint or replace our senior management and cause us to issue additional shares of our common stock or repurchase common stock, declare dividends or take other actions. The Voting Group may make decisions regarding our company and business that are opposed to our other stockholders’ interests or with which they disagree. The Voting Group may also delay or prevent a change of control of us, even if the change of control would benefit our other stockholders, which could deprive our other stockholders of the opportunity to receive a premium for their Class A Shares. The significant concentration of stock ownership and voting power may also adversely affect the trading price of our Class A Shares due to investors’ perception that conflicts of interest may exist or arise. To the extent that the interests of our public stockholders are harmed by the actions of the Voting Group, the price of our Class A Shares may be harmed.

Some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding the diversion of corporate opportunities and other potential conflicts.

Our board of directors includes certain of our significant stockholders and representatives of certain of our significant stockholders. Those stockholders and their affiliates may invest in entities that directly or indirectly compete with us, companies in which we transact business, or companies in which they are currently invested or in which they serve as an officer or director may already compete with us. As a result of these relationships, when conflicts between the interests of those stockholders or their affiliates and the interests of our other stockholders arise, these directors may not be disinterested.

In accordance with Delaware law, our board of directors adopted resolutions to specify the obligation of certain of our directors to present certain corporate opportunities to us.  Such directors are required to present to us any corporate opportunities in our main lines of business (as they may be expanded by our board of directors) and any other opportunity that is expressly offered as an opportunity for us. The resolutions renounce our rights to certain other business opportunities that do not meet those criteria.  The resolutions further provide that such directors will not be liable to us or our stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than those certain types of opportunities set forth in the resolutions) to any person instead of us or is engaged in certain current business activities, or does not refer or communicate information regarding certain corporate opportunities to us.  Accordingly, we may not be presented with certain corporate opportunities that we may find attractive and may wish to pursue.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

Certain of our stockholders who are parties to the Voting Agreement control a majority of the voting power of our outstanding common stock. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•                  a majority of the board of directors consist of independent directors;

•                  the nominating and corporate governance committee be entirely composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•                  the compensation committee be entirely composed of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•                  there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

We elect to be treated as a controlled company and thus utilize some of these exemptions. Although we have adopted charters for our audit committee, our nominating, corporate governance, quality and compliance committee and our compensation committee, and conduct annual performance evaluations for these committees, none of these committees are composed entirely of independent directors, except for our audit committee. Our board is not composed of a majority of independent directors.  Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to the NYSE corporate governance requirements described above.

Our amended and restated certificate of incorporation, bylaws and Delaware law contain provisions that could discourage transactions resulting in a change in control, which may negatively affect the market price of our Class A Shares.

In addition to the effect that the concentration of ownership and voting power in our significant stockholders may have, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may enable our management to resist a change in control. These provisions may discourage, delay or prevent a change in the ownership of our company or a change in our management, even if doing so might be beneficial to our stockholders. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our Class A Shares. The provisions in our amended and restated certificate of incorporation or amended and restated bylaws include:

•                  our board of directors is authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as “blank check” preferred stock, with rights senior to those of our Class A Shares, Class B Shares and Class C Shares;

•                  advance notice requirements for stockholders to nominate individuals to serve on our board of directors or to submit proposals that can be acted upon at stockholder meetings;

•                  our board of directors is classified so not all of the members of our board of directors are elected at one time, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace our directors;

•                  special meetings of the stockholders are permitted to be called only by the chairman of our board of directors, our chief executive officer, a majority of our board of directors or a majority of the voting power of the shares entitled to vote in connection with the election of our directors;

•                  stockholders are not permitted to cumulate their votes for the election of directors;

•                  newly created directorships resulting from an increase in the authorized number of directors or vacancies on our board of directors will be filled only by majority vote of the remaining directors;

•                  a majority of our board of directors is expressly authorized to make, alter or repeal our bylaws; and

•                  the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the shares entitled to vote in connection with the election of our directors is required to amend, alter, change, or repeal, or to adopt any provision inconsistent with the purpose and intent of certain articles of the bylaws relating to the management of our business and conduct of the affairs; the rights to call special meetings of the stockholders; the ability to take action by written consent in lieu of a meeting of stockholders; our obligations to indemnify our directors and officers; amendments to the bylaws; and amendments to the certificate of incorporation.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could discourage acquisition proposals and make it more difficult or expensive for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delaying or impeding a merger, tender offer or proxy contest involving us. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our Class A Shares to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class A Shares by the Selling Stockholders. In addition, we will not receive any cash proceeds from the issuance of Class A Shares to unitholders who tender FC-Gen Units for exchange; we will, however, acquire FC-Gen Units from any such exchanging unitholders, which will consequently increase our percentage ownership interest in FC-Gen.

REGISTRATION RIGHTS AGREEMENT

We are party to an amended and restated registration rights agreement, dated as of August 28, 2014 (the “Registration Rights Agreement”), among the Onex Holders (as defined in the Registration Rights Agreement) and the Legacy Genesis Holders (defined as Greystone Holders in the Registration Rights Agreement), pursuant to which the Onex Holders and the Legacy Genesis Holders have registration rights with respect to Class A Shares held by such holders, as well as Class A Shares issued upon conversion or exchange of Class B Shares, Class C Shares and FC-Gen Units. These registration rights include the right to request that the Company include their shares on the shelf registration statement of which the accompanying prospectus forms a part under the Securities Act, as well as demand registration rights and piggyback registration rights, as described below. The following description is only a summary of the material provisions of the Registration Rights Agreement. We urge you to read the Registration Rights Agreement because it, not this description, defines the rights and obligations of the Selling Stockholders under the Registration Rights Agreement.

The Onex Holders acquired 15,041,555 shares of our common stock in connection with the December 2005 merger of SHG Acquisition Corp. with and into Skilled Healthcare Group, Inc. (“Skilled”), our predecessor entity.  In the merger, substantially all of the former stockholders of Skilled received cash in exchange for their shares and the cancellation of options, except that certain members of Skilled’s management and Baylor Health Care System (together the “Rollover Investors”) converted approximately one-half of their ownership interests in Skilled into an ownership interest in us (with their shares of Skilled being valued on the same basis as the per share cash merger consideration payable to all other stockholders of Skilled). In connection with the merger, the Onex Holders and the Rollover Investors purchased shares of our common stock.

The Legacy Genesis Holders acquired an aggregate of 114,325,480 shares of our common stock (on an as-exchanged and as-converted basis) in connection with the combination of the businesses and operations of FC-Gen and Skilled (the “Combination”) on February 2, 2015 (the “Combination Closing Date”). The 114,325,480 shares is comprised of 49,864,878 Class A Shares, 64,449,380 Class C Shares (convertible into 11,222 Class A Shares) and 64,449,380 FC-Gen Units (exchangeable for 64,449,380 Class A Shares). The Legacy Genesis Holders are comprised of former holders of equity interests of FC-Gen, Health Care REIT, Inc. (currently Welltower Inc.) and former participants under the management incentive compensation plan of FC-Gen.

Under the Registration Rights Agreement, “Registrable Securities” are defined to include: (1) any Class A Shares held by the Onex Holders and any Class A Shares issuable upon conversion of the Class B Shares held by the Onex Holders, (2) any Class A Shares issued in connection with the consummation of the Combination, (3) all Class A Shares issued or issuable upon exchange of the FC-Gen Units and (4) any Class A Shares issued as (or issuable upon the conversion or exercise of any right or other security which is issued as) a stock dividend, stock split or other distribution with respect to, or in exchange for or in substitution of such Class A Shares referred to in clauses (1), (2) or (3) or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization or otherwise.  Such Registrable Securities, once issued, shall cease to be Registrable Securities when (i) they are distributed pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 (or any similar provision under the Securities Act), (iii) they shall have ceased to be outstanding, or (iv) they shall have been sold in a private transaction in which the transferor’s rights under the Registration Rights Agreement are not assigned to the transferee of the securities.

Lock-up Agreements

Pursuant to the Registration Rights Agreement, each holder of Registrable Securities agreed that, except for transfers to permitted transferees and transfers in connection with registration statements filed by us, it would not, during the period commencing on the Combination Closing Date until the earlier of (a) 18 months plus the duration of any delay period or blackout period from the Combination Closing Date and (b) the date on which the Onex Holders and their permitted transferees first hold less than 10% of the Registrable Securities held by the Onex Holders as of the Combination Closing Date (the “Lock-up Expiration”) (1) offer, pledge (other than to a financial institution in exchange for borrowed money), sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any Registrable Securities, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in (1) or (2) above is to be settled by delivery of Registrable Securities or such other securities, in cash or otherwise. The Lock-Up Expiration occurs on August 2, 2016.

Shelf Registration Statement

Pursuant to the Registration Rights Agreement, at the request of any holder, we are obligated to use our best efforts to promptly file a registration statement on Form S-3, or such other form under the Securities Act then available to us, providing for (1) the issuance of Class A Shares upon an exchange, from time to time, of FC-Gen Units held by any Legacy Genesis Holder or their respective permitted assigns and (2) the resale pursuant to Rule 415 of the Securities Act from time to time by the requesting holder of such number of shares of Registrable Securities requested by such Holder to be registered thereby (a “Shelf Registration Statement”) and to use our best efforts to cause such Shelf Registration Statement to be declared effective by the SEC as of the date immediately following the Lock-up Expiration. In accordance with this provision, we filed the registration statement of which the accompanying prospectus forms a part with the SEC on July 24, 2015, which was declared effective by the SEC on August 19, 2015, and this prospectus supplement. We are obligated to maintain the effectiveness of the Shelf Registration Statement (or a replacement thereof) for as long as any holder owns any Registrable Securities.

Demand Registration Rights

Following the Lock-up Expiration, the Legacy Genesis Holders continue to be entitled to request unlimited demand registrations until such time as the Legacy Genesis Holders no longer hold any Registrable Securities; provided, that, after the first requested demand registration, the holders selling Registrable Securities are required to pay for or reimburse us for expenses incurred in connection with the applicable registration statement (a “Seller Expense Paid Registration”). Shares included in any such demand shall be allocated among the requesting holders in accordance with the terms of the Registration Rights Agreement.

Piggy-back Registration Rights

Following the Lock-Up Expiration, the holders of Registrable Securities continue to be entitled to piggy-back registration rights whenever we propose to publicly sell or register for sale any of our common equity securities pursuant to a registration statement under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto). Shares included in any such piggy-back registration shall be allocated among the requesting holders in accordance with the terms of the Registration Rights Agreement.

Indemnity; Expenses

In connection with any registration described above, we are required to bear all fees, costs and expenses (other than any underwriting discounts or commissions or transfer taxes, if any, and fees of counsel to the selling stockholders, attributable to the sale of Registrable Securities) in connection with such registration, except for any Seller Expense Paid Registration as described in “—Demand Registration Rights” above. In addition, we are obligated to indemnify holders selling Registrable Securities in connection with such registration, except to the extent that any liability arises from an untrue statement or omission contained in such registration statement that was made in reliance upon information furnished by a holder. In addition, holders selling Registrable Securities are obligated to indemnify the Company to the extent that any liability arises from an untrue statement or omission contained in such registration statement that was made in reliance upon information furnished by such holder.

SELLING STOCKHOLDERS

Pursuant to the Registration Rights Agreement, the Selling Stockholders, comprised of Onex Holders and Legacy Genesis Holders, have registration rights with respect to the Class A Shares,  Class B Shares, Class C Shares and FC-Gen Units (in the event such shares or units are converted or exchanged into Class A Shares).  For more information, see “Registration Rights Agreement” in this prospectus supplement.  Class B Shares are convertible at any time at the ratio of one Class A Share for each Class B Share converted. FC-Gen Units are exchangeable from time to time on dates determined by the managing member of FC-Gen for an equal number of Class A Shares or cash (at our option). Concurrently with the exercise of such exchange right by a holder of FC-Gen Units, the Class C Shares such stockholder holds convert automatically into fractional Class A Shares or cash (at our option) using a conversion ratio of 0.000174115.

We will not receive any proceeds from the sale of Class A Shares in this offering by the Selling Stockholders. We will bear the costs, other than underwriting discounts, commissions and transfer taxes, associated with the sale of Class A Shares by the Selling Stockholders.

The following table sets forth information regarding the ownership of our common stock and units, as applicable, by each Selling Stockholder. The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes information with respect to voting or investment power with respect to shares of our common stock. This information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership after this offering is based on 74,479,788 Class A Shares, 15,511,603 Class B Shares and 64,449,380 Class C Shares outstanding on July 19, 2016, which amounts include the shares registered by this prospectus supplement. The percentage of beneficial ownership of our Class A Shares after the filing of this prospectus supplement is based on 153,981,945 Class A Shares outstanding as of July 19, 2016 which assumes full conversion or exchange of all Class B Shares, Class C Shares and FC-Gen Units. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

Selling	Class A Shares Beneficially Owned Prior to Offering		Class B Shares Beneficially Owned Prior to Offering		Class C Shares Beneficially Owned Prior to Offering		FC-Gen Units Beneficially Owned Prior to Offering		Number of Class A Shares(1) Being Offered Hereby	Class A Shares Beneficially Owned After the Offering(2)
Stockholder	#	%	#	%	#	%	#	%	#	#	%
David Almquist(3)	316,220	*	—	—	372,996	*	372,996	*	689,281	6,608	*
Paul Bach(3)	316,220	*	—	—	372,996	*	372,996	*	689,281	4,455	*
Jeffrey Berenbach(3)	153,795	*	—	—	188,268	*	188,268	*	342,096	2,608	*
David Bertha(3)	192,994	*	—	—	277,696	*	277,696	*	470,738	4,334	*
Richard Blinn(3)	316,220	*	—	—	372,996	*	372,996	*	689,281	4,403	*
Joseph Bourne, Jr.(3)	72,495	*	—	—	84,090	*	84,090	*	156,600	2,224	*
Richard Castor(3)	316,220	*	—	—	372,996	*	372,996	*	689,281	3,736	*
Thomas DiVittorio(4)	341,669	*	—	—	372,996	*	372,996	*	689,281	25,449	*
Joe Dvorak(5)	1,640	*	—	—	3,742	*	3,742	*	5,383	—	*
J. Richard Edwards, Jr.(3)	72,495	*	—	—	84,090	*	84,090	*	156,600	2,357	*
Christopher Brad Evans(3)	33,258	*	—	—	75,873	*	75,873	*	109,144	2,508	*
Jason Feuerman(3)	43,258	*	—	—	75,873	*	75,873	*	109,144	13,213	*
Mike Guglielmo(3)	18,947	*	—	—	39,118	*	39,118	*	56,272	1,800	*
George Hager, Jr.(6)(47)	1,167,582	1.6	—	—	892,403	1.4	892,403	1.4	2,047,338	12,802	*
Barbara Hauswald(3)	17,147	*	—	—	39,118	*	39,118	*	56,272	3,235	*
Daniel Hirschfeld(7)	320,878	*	—	—	372,996	*	372,996	*	689,281	4,658	*

Selling	Class A Shares Beneficially Owned Prior to Offering		Class B Shares Beneficially Owned Prior to Offering		Class C Shares Beneficially Owned Prior to Offering		FC-Gen Units Beneficially Owned Prior to Offering		Number of Class A Shares(1) Being Offered Hereby	Class A Shares Beneficially Owned After the Offering(2)
Stockholder	#	%	#	%	#	%	#	%	#	#	%
Walter Kielar(3)	157,424	*	—	—	188,268	*	188,268	*	342,096	3,629	*
Wendy LaBate(3)	153,795	*	—	—	188,268	*	188,268	*	342,096	3,352	*
Laurence Lane(3)	76,017	*	—	—	84,090	*	84,090	*	156,600	3,522	*
Joseph Mason(3)	156,109	*	—	—	188,268	*	188,268	*	342,096	2,314	*
Garry Pezzano(3)	88,606	*	—	—	120,845	*	120,845	*	209,472	2,675	*
Jeanne Phillips(3)	316,220	*	—	—	372,996	*	372,996	*	689,281	3,415	*
JoAnne Reifsnyder(3)	156,468	*	—	—	356,958	*	356,958	*	513,488	4,127	*
Robert Reitz(8)	316,220	*	—	—	372,996	*	372,996	*	689,281	5,774	*
Norman Schueftan(3)	77,329	*	—	—	84,090	*	84,090	*	156,600	4,834	*
Michael Sherman(9)	319,922	*	—	—	372,996	*	372,996	*	689,281	3,415	*
Ken Silverwood(3)	72,495	*	—	—	84,090	*	84,090	*	156,600	2,981	*
LouAnn Soika(3)	153,795	*	—	—	188,268	*	188,268	*	342,096	2,446	*
James Tabak(3)	28,647	*	—	—	39,118	*	39,118	*	56,272	3,834	*
Ray Thivierge(3)	53,324	*	—	—	121,650	*	121,650	*	174,995	—	*
Mary Wrinn(3)	35,220	*	—	—	80,348	*	80,348	*	115,582	—	*
Stephen Young(3)	72,495	*	—	—	84,090	*	84,090	*	156,600	2,879	*
Steven E. Fishman(10)(47)	1,020,734	1.3	—	—	2,283,476	3.5	2,283,476	3.5	3,284,806	—	*
ZAC Properties XI, LLC(11)(47)	3,969,584	5.3	—	—	9,056,014	14.1	9,056,014	14.1	13,027,174	—	*
FC Profit Sharing, LLC(12)(47)	501,815	*	—	—	1,144,815	1.8	1,144,815	1.8	1,646,829	—	*
Biret Operating, LLC(13)(47)	172,384	*	—	—	393,269	*	393,269	*	565,721	—	*
Dreyk LLC(13)(47)	1,028,413	1.4	—	—	2,346,169	3.6	2,346,169	3.6	3,374,991	—	*
Gazelle Costa Brazil, LLC(13)(47)	621,664	1.2	—	—	—	—	—	—	621,664	—	*
Gazelle Herne Hill, LLC(13)(47)	446,112	*	—	—	—	—	—	—	446,112	—	*
Gazelle Light, LLC(13)(47)	704,228	1.4	—	—	1,606,591	2.5	1,606,591	2.5	2,311,099	—	*
Gazelle Riverside, LLC(13)(47)	346,164	*	—	—	789,722	1.2	789,722	1.2	1,136,024	—	*
Gazelle Sing, LLC(13)(47)	2,486,517	3.3	—	—	—	—	—	—	2,486,517	—	*
GHC Class B LLC(13)(47)	779,766	1.0	—	—	849,619	1.3	849,619	1.3	1,629,533	—	*
Grandview Investors, LLC(13)(47)	63,302	*	—	—	144,413	*	144,413	*	207,740	—	*
GRFC Gazelle, LLC(13)(47)	139,218	*	—	—	317,604	*	317,604	*	456,877	—	*

Selling	Class A Shares Beneficially Owned Prior to Offering		Class B Shares Beneficially Owned Prior to Offering		Class C Shares Beneficially Owned Prior to Offering		FC-Gen Units Beneficially Owned Prior to Offering		Number of Class A Shares(1) Being Offered Hereby	Class A Shares Beneficially Owned After the Offering(2)
Stockholder	#	%	#	%	#	%	#	%	#	#	%
L Gen Associates, LLC(13)(47)	3,108,181	4.2	—	—	—	—	—	—	3,108,181	—	*
Larts Investments, LLC(13)(47)	74,142	*	—	—	—	—	—	—	74,142	—	*
Max Moxie, LLC(13)(47)	67,977	*	—	—	155,079	*	155,079	*	223,083	—	*
Sing Investments, LLC(13)(47)	74,142	*	—	—	—	—	—	—	74,142	—	*
HCCF Management Group XI, LLC(14)(47)	6,937,750	9.3	—	—	15,728,885	24.4	15,728,885	24.4	22,626,174	—	*
HCCF Management Group, Inc.(15)(47)	1,003,512	1.4	—	—	2,289,361	3.6	2,289,361	3.6	3,293,272	—	*
Midway Capital Partners, LLC(16)(47)	7	*	—	—	16	*	16	*	23	—	*
Midway Gen Capital LLC(17)(47)	1,190,955	1.6	—	—	2,716,984	4.2	2,716,984	4.2	3,908,412	—	*
Robert and Debra F. Hartman Family Trust(18)(47)	243,904	*	—	—	556,430	*	556,430	*	800,431	—	*
Senior Care Genesis, LLC(19)(47)	3,594,174	4.8	—	—	8,199,569	12.7	8,199,569	12.7	11,795,171	—	*
Onex Partners LP(20)	—	—	11,293,552	72.81	—	—	—	—	11,293,552	—	*
Onex Real Estate Holdings III, Inc.(20)	—	—	3,388,251	21.52	—	—	—	—	3,338,251	—	*
Onex US Principals LP(20)	—	—	68,820	*	—	—	—	—	68,820	—	*
Michael Boxer(21)	—	—	16,584	*	—	—	—	—	16,584	—	*
3D Realty Associates, LLC(22)	17,003	*	—	—	38,789	*	38,789	*	55,799	—	*
ALG Genesis, LLC(23)	511,302	1.0	—	—	1,166,459	1.8	1,166,459	1.8	1,677,964	—	*
Barbara J. Geller Delta Discretionary Trust(24)	4,238	*	—	—	9,668	*	4,238	*	13,907	—	*
Jack Basch	33,902	*	—	—	77,343	*	77,323	*	111,238	—	*
Cariad Investment Holdings Ltd.(25)	—	—	71,121	*	—	—	—	*	71,121	—	*
Celebrity Associates(26)	101,706	*	—	—	232,028	*	232,028	*	333,774	—	*
Colby Bartlett, L.L.C.(27)	0	*	53,341	*	—	—	0	*	53,341	—	*

Selling	Class A Shares Beneficially Owned Prior to Offering		Class B Shares Beneficially Owned Prior to Offering		Class C Shares Beneficially Owned Prior to Offering		FC-Gen Units Beneficially Owned Prior to Offering		Number of Class A Shares(1) Being Offered Hereby	Class A Shares Beneficially Owned After the Offering(2)
Stockholder	#	%	#	%	#	%	#	%	#	#	%
Columbia Pacific Opportunity Fund, L.P.(28)	3,880,023	5.2	—	—	—	—	0	*	2,780,023	1,100,000	*
Elliott Robinson Delta Discretionary Trust(29)	4,238	*	—	—	9,668	*	4,238	*	13,907	—	*
Steven Epstein	—	—	14,224	*	—	—	—	—	14,224	—	*
Freda Robinson Delta Discretionary Trust(30)	4,238	*	—	—	9,668	*	4,238	*	13,907	—	*
Gail Levitt Delta Discretionary Trust(31)	4,237	*	—	—	9,667	*	4,237	*	13,905	—	*
Gershon Bassman Gift Trust(32)	27,121	*	—	—	61,873	*	61,873	*	89,005	—	*
Granite Investments, LP(33)	0	*	71,121	*	—	—	0	*	71,121	—	*
Joel I. Greenberg	0	*	17,780	*	—	—	—	—	17,780	—	*
Mark Gross	17,018	*	—	—	38,824	*	38,824	*	55,849	—	*
H. Gross Family LP(34)	50,706	*	—	—	115,678	*	115,678	*	166,404	—	*
Dolores Daniele Hager	391,173	*	—	—	892,402	1.4	892,402	1.4	1,283,730	13,682	*
Hallmark Investments, Inc.(35)	33,902	*	—	—	77,343	*	77,343	*	111,258	—	*
Horizon Equity Group, LLC(36)	382,079	*	—	—	871,655	1.4	871,655	1.4	1,253,886	—	*
Michael T. Jones	71,200	*	—	—	162,433	*	162,433	*	233,661	—	*
James T. Kelly	0	*	21,336	*	—	—	—	—	21,336	—	*
Kensington Healthcare Investors, LLC(37)	222,413	*	—	—	—	—	—	—	222,413	—	*
Kidron VII, LLC(38)	338,735	*	—	—	772,772	1.2	772,772	1.2	1,111,642	—	*
Kidron VIII, LLC(39)	755,088	1.0	—	—	—	—	—	—	755,088	—	*
Pearl Kulefsky	10,170	*	—	—	23,202	*	23,202	*	33,376	—	*
OpCo Rok, LLC(40)(47)	363,207	*	—	—	828,602	1.3	828,602	1.3	1,191,953	—	*
Ophel VII, LLC(41)	203,411	*	—	—	464,051	*	464,051	*	667,543	—	*
Ophel VIII, LLC(42)	1,258,956	1.7	—	—	—	—	—	—	1,258,956	—	*
R & L Associates(43)	16,951	*	—	—	38,671	*	38,671	*	55,629	—	*
Chaim Rajchenbach	16,951	*	—	—	38,671	*	38,671	*	55,629	—	*
Jack Rajchenbach	27,121	*	—	—	61,873	*	61,873	*	89,005	—	*
Donna Reis	771,606	1.0	—	—	1,760,305	2.7	1,760,305	2.7	2,532,217	—	*

Selling	Class A Shares Beneficially Owned Prior to Offering		Class B Shares Beneficially Owned Prior to Offering		Class C Shares Beneficially Owned Prior to Offering		FC-Gen Units Beneficially Owned Prior to Offering		Number of Class A Shares(1) Being Offered Hereby	Class A Shares Beneficially Owned After the Offering(2)
Stockholder	#	%	#	%	#	%	#	%	#	#	%
William A. Sanger	—	—	18,313	*	—	—	—	—	18,313	—	*
Schon Family Foundation(44)	50,949	*	—	—	116,233	*	116,233	*	167,202	—	*
Christopher M. Sertich	355,210	*	—	—	810,358	1.3	810,358	1.3	1,165,709	—	*
Steven J. Shulman	—	—	7,112	*	—	—	—	—	7,112	—	*
Abraham J. Stern	113,561	*	—	—	30,937	*	30,937	*	44,503	100,000	*
The Kenneth Klein Revocable Trust(45)	16,951	*	—	—	38,671	*	38,671	*	55,629	—	*
TKG GEN Investers, LLC(46)	82,379	*	—	—	187,934	*	187,934	*	270,346	—	*
Welltower Inc.	6,564,576	8.8	—	—	—	—	—	—	6,564,576	—	*

*                   Represents less than 1%.

(1)             Represents Class A Shares on a fully as-exchanged and as-converted basis, assuming full conversion or exchange of all Class B Shares, Class C Shares and FC-Gen Units.

(2)             Assumes that the applicable Selling Stockholder sells or otherwise distributes all of the Class A Shares that are covered by this prospectus supplement to third parties and neither acquires nor disposes of any other Class A Shares subsequent to the date of which we obtained information regarding such Selling Stockholder’s holdings. Includes Class A Shares that are not covered by the Registration Rights Agreement, and therefore are not covered by this prospectus supplement, such as shares that the applicable Selling Stockholder obtained pursuant to restricted stock options that have vested or in open market purchases of Class A Shares.

(3)             The Selling Stockholder is an employee of the Company or a subsidiary of the Company.

(4)             Mr. DiVittorio is the Company’s Senior Vice President and Chief Financial Officer.

(5)             The Selling Stockholder was an employee of the Company or a subsidiary of the Company within the prior three years.

(6)             Mr. Hager is the Company’s Chief Executive Officer and a member of the Company’s Board of Directors. Mr. Hager is a member of the Voting Group. As a result, Mr. Hager may be deemed to be a beneficial owner of all of the securities held by the Voting Group, as described in footnote 47. Mr. Hager holds voting proxies for certain members of Genesis management, including Robert Reitz, David Almquist, Paul Bach, Richard Blinn, Daniel Hirschfeld, Jeanne Phillips, Michael Sherman, Richard Castor, Thomas DiVittorio, David Bertha, Joanne Reifsnyder, LouAnn Soika, Jeffrey Berenbach, Walter Kielar, Wendy Labate, Joseph Mason, Garry Pezzano, Joseph Bourne Jr., Stephen Young, Laurence Lane, Ken Silverwood, Richard Edwards, Norman Schueftan, Ray Thivierge, Mary Wrinn, Brad Evans, Jason Feuerman, Joe Dvorak, Barbara Hauswald, James Tabak and Mike Guglielmo.

(7)             Mr. Hirschfeld is the Company’s Executive Vice President and Chief Operating Officer for International Operations and Rehabilitation Services.

(8)             Mr. Reitz is the Company’s Executive Vice President and Chief Operating Officer.

(9)             Mr. Sherman is the Company’s Senior Vice President, General Counsel and Secretary.

(10)        Mr. Fishman is the Company’s Chairman of the Board of Directors. Mr. Fishman is a member of the Voting Group. As a result, Mr. Fishman may be deemed to be a beneficial owner of all of the securities held by the Voting Group, as described in footnote 47. See also footnotes 11 and 12.

(11)        As the managing member of ZAC Properties XI, LLC, Mr. Fishman may be deemed to be the beneficial owner of all of the securities held by ZAC Properties XI, LLC.  ZAC Properties XI, LLC is a member of the Voting Group. As a result, Mr. Fishman may be deemed to be a beneficial owner of all of the securities held by the Voting Group, as described in footnote 47.  See also footnotes 10 and 12.

(12)        The sole member of FC Profit Sharing, LLC is Formation Capital, LLC. Steven Fishman and Arnold Whitman are principals of Formation Capital, LLC, and as a result, each may be deemed to be a beneficial owner of all of the securities held by FC Profit Sharing, LLC. FC Profit Sharing, LLC is a member of the Voting Group. As a result, FC Profit Sharing, LLC may be deemed to be a beneficial owner of all of the securities held by the Voting Group, as described in footnote 47. See also footnotes 10 and 11.

(13)        As the Manager of the Selling Stockholder, Isaac Neuberger may be deemed to be the beneficial owner of all of the securities held by this Selling Stockholder.  Mr. Neuberger has been granted observer rights to the Company’s Board of Directors. This Selling Stockholder is a member of the Voting Group. As a result, this Selling Stockholder may be deemed to be a beneficial owner of all of the securities held by the Voting Group, as described in footnote 47.

(14)              As the sole member of the Selling Stockholder, Arnold Whitman may be deemed to be the beneficial owner of all of the securities held by this Selling Stockholder.  Mr. Whitman is a member of the Company’s Board of Directors.  This Selling Stockholder is a member of the Voting Group. As a result, this Selling Stockholder may be deemed to be a beneficial owner of all of the securities held by the Voting Group, as described in footnote 47. See also footnote 15.

(15)              As the President of the Selling Stockholder, Mr. Whitman may be deemed to be the beneficial owner of all of the securities held by this Selling Stockholder.  Mr. Whitman is a member of the Company’s Board of Directors.  This Selling Stockholder is a member of the Voting Group. As a result, this Selling Stockholder may be deemed to be a beneficial owner of all of the securities held by the Voting Group, as described in footnote 47. See also footnotes 12 and 14.

(16)              Robert Hartman may be deemed to be the beneficial owner of all of the securities held by this Selling Stockholder.  Mr. Hartman is a member of the Company’s Board of Directors.  This Selling Stockholder is a member of the Voting Group. As a result, this Selling Stockholder may be deemed to be a beneficial owner of all of the securities by the Voting Group, as described in footnote 47.  Mr. Hartman holds a voting proxy for certain other stockholders, including Jack and Miriam Basch, Hallmark Investments, LLC an Illinois Corp., Gershon Bassman Gift Trust, The Kenneth Klein Revocable Trust, Chaim & Rivka Rajchenbach, Jack & Judith Rajchenbach, Pearl Kulefsky, Horizon Equity Group, LLC, TKG Gen Investors, LLC, Celebrity Associates, Midway Capital Partners, LLC, Abraham J. Stern, R & L Associates and Coleman Ginsparg Trustee of Sheldon Robinson Irrevocable Delta Trust. See also footnotes 17 and 18.

(17)              As the Manager of the Selling Stockholder, Robert Hartman may be deemed to be the beneficial owner of all of the securities held by this Selling Stockholder.  This Selling Stockholder is a member of the Voting Group. As a result, this Selling Stockholder may be deemed to be a beneficial owner of all of the shares of common stock held by the Voting Group, as described in footnote 47. See also footnotes 16 and 18.

(18)              David Hartman, Robert Hartman’s son, and Debra Hartman, Robert Hartman’s spouse, are co-trustees of the Selling Stockholder.  As co-trustees, David Hartman and Debra Hartman may be deemed to be the beneficial owners of all of the securities held by this Selling Stockholder.  This Selling Stockholder is a member of the Voting Group. As a result, this Selling Stockholder may be deemed to be a beneficial owner of all of the securities held by the Voting Group, as described in footnote 47.  See also footnotes 16 and 17.

(19)              As the Managing Member of the Selling Stockholder, David Reis may be deemed to be the beneficial owner of all of the securities held by this Selling Stockholder.  Mr. Reis is a member of the Company’s Board of Directors.

(20)              Onex Corporation is the sole stockholder of Onex Partners GP, Inc., which is the general partner of Onex Partners GP LP, which is the general partner of Onex Partners LP. Onex Corporation owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP. Onex Corporation also controls Onex Real Estate Holdings III, Inc. Onex Corporation may be deemed to be the beneficial owner of the Class B common stock held by the Selling Stockholder.

Gerald W. Schwartz is the Chairman, President and Chief Executive Officer of Onex Corporation and owns shares representing a majority of the voting rights of the shares of Onex Corporation and, as such, may be deemed to be the beneficial owner of all of the Class B common stock beneficially owned by Onex Corporation. Robert M. Le Blanc serves as a Senior Managing Director of Onex Corporation, and Joshua Hausman serves as a Managing Director of Onex Corporation. As a result, each of Messrs. Le Blanc and Hausman may be deemed to be a beneficial owner of the Class B common stock beneficially owned by Onex Corporation. Each of Messrs Schwartz, Le Blanc and Hausman disclaims such beneficial ownership. Mr. Le Blanc is a former member of the Company’s Board of Directors. Mr. Hausman is a current member of the Company’s Board of Directors.

(21)              Mr. Boxer is a former member of the Company’s Board of Directors.

(22)              Henry Schon is the beneficial owner of the securities held by 3D Realty Associates, LLC.

(23)              Asher Low is the beneficial owner of the securities held by ALG Genesis, LLC.

(24)              Barbara Geller is the beneficial owner of the securities held by Barbara J. Discretionary Trust.

(25)              The owner of Cariad Investment Holdings Ltd. is K Fair Trust. The trustee and beneficiary of K Fair Trust is Catherine Zeta Jones. As a result, Catherine Zeta Jones may be deemed to be the beneficial owner of the securities held by Cariad Investment Holdings Ltd.

(26)              Harold Sussman is the beneficial owner of the securities held by Celebrity Associates.

(27)              Robert Haft is the beneficial owner of the securities held by Colby Bartlett, L.L.C.

(28)              Alex Washburn is the beneficial owner of the securities held by Columbia Pacific Opportunity Fund, L.P.

(29)              Elliott Robinson is the beneficial owner of the securities held by Elliott Robinson Delta Discretionary Trust.

(30)              Freda Robinson is the beneficial owner of the securities held by Freda Robinson Discretionary Trust.

(31)              Gail Levitt is the beneficial owner of the securities held by Gail Levitt Delta Discretionary Trust.

(32)              Aryeh Bassman is the beneficial owner of the securities held by Gershon Bassman Gift Trust.

(33)              Michael K. Douglas is the beneficial owner of the securities held by Granite Investments, LP.

(34)              Henry Gross is the beneficial owner of the securities held by H. Gross Family LP.

(35)              Albert Milstein is the beneficial owner of the securities held by Hallmark Investments, Inc.

(36)              Ahron Hersh is the beneficial owner of the securities held by Horizon Equity Group, LLC.

(37)              James S. Smith, Kelley J. Smith and James S. Lee are beneficial owners of the securities held by Kensington Healthcare Investors, LLC.

(38)              Sarah Rosenfeld is the beneficial owner of the securities held by Kidron VII, LLC.

(39)              Sheldon Salcman and Laurell Salcman are beneficial owners of the securities held by Kidron VIII, LLC.

(40)              Leslie Rieder is the beneficial owner of the securities held by OpCo Rok, LLC.

(41)              Rebecca Wolmark is beneficial owner of the securities held by Ophel VII, LLC.

(42)              Sheldon Salcman and Laurell Salcman are beneficial owners of the securities held by Ophel VIII, LLC.

(43)              Ahron Hersh is the beneficial owner of the securities held by R & L Associates.

(44)              Schon Family Foundation is the beneficial owner of the securities held by Schon Family Foundation.

(45)              Kenneth S. Klein is the beneficial owner of the securities held by The Kenneth Klein Revocable Trust.

(46)              Freda Robinson, Elliot Robinson, Barbara Geller and Gail Levitt are beneficial owners of the securities held by TKG Gen Investors, LLC.

(47)              The Voting Group is comprised of HCCF Management Group, Inc., a Georgia corporation, HCCF Management Group XI, LLC, a Delaware limited liability company, FC Profit Sharing, LLC, a Delaware limited liability company, Arnold Whitman, Senior Care Genesis, LLC, a Delaware limited liability company, OpCo Rok, LLC, a Delaware limited liability company, ZAC Properties XI, LLC, a Virginia limited liability company, Steven Fishman, George V. Hager, Jr., the Robert and Debra F. Hartman Family Trust, Midway Gen Capital, LLC, Robert Hartman, Biret Operating LLC, a Delaware limited liability company, Grandview Investors LLC, a Delaware limited liability company, Max Moxie LLC, a New York limited liability company, GRFC Gazelle LLC, a Delaware limited liability company, Gazelle Riverside LLC, a Delaware limited liability company, Gazelle Light LLC, a Delaware limited liability company, Gazelle Herne Hill LLC, a Delaware limited liability company, L Gen Associates, a Delaware partnership, Gazelle Sing LLC, a Delaware limited liability company, Gazelle Costa Brazil LLC, a Delaware limited liability company, Dreyk LLC, a Delaware limited liability company, GHC Class B LLC, a Delaware limited liability company, Sing Investments LLC, a Delaware limited liability company, and Larts Investments LLC, a Delaware limited liability company. Each party to the Voting Group may be deemed by Rule 13d-3(c) of the Exchange Act to have shared voting power by virtue of the Voting Agreement dated February 2, 2015, as amended (the “Voting Agreement”), with respect to the shares of common stock held by it and the other parties to such Voting Agreement. The Class A common stock over which each member of the Voting Group may be deemed to have shared voting power are comprised of (i) 35,777,018  shares of the Company’s Class A common stock, (ii) 57,905,336 shares of the Company’s Class C common stock on the assumption that such shares of Class C common stock have converted to shares of Class A common stock at a ratio of 0.000174145 to one and (iii) 57,905,336 FC-GEN Units on the assumption that each such FC-GEN Unit has been exchanged for one share of Class A common stock.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF CLASS A SHARES

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Class A Shares by a Non-U.S. Holder (as defined below) that acquires our Class A Shares in this offering and holds our Class A Shares as a capital asset (generally, property held for investment). This summary does not cover all aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular circumstances. In addition, this summary does not describe the impact of the Medicare surtax on net investment income or the U.S. federal income tax consequences applicable to a Non-U.S. Holder that is subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, certain former citizens and former long-term residents of the United States, a “controlled foreign corporation,” a “passive foreign investment company,” a partnership or other “pass through” entity or an investor in any such entity, a tax-exempt organization, a bank or other financial institution, or a broker, dealer or trader in securities.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership (or any other entity or arrangement treated as a partnership for such purposes) and is not any of the following:

•                  an individual that is a citizen or resident of the United States;

•                  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust (1) whose administration is subject to the primary supervision of a United States court and that has one or more “United States persons” (within the meaning of the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Shares, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partnership, and a partner in such a partnership, that holds our Class A Shares is urged to consult its tax advisor regarding the tax consequences of the purchase, ownership and disposition of our Class A Shares.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder, judicial opinions, rulings and pronouncements of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect or in existence on the date hereof. These authorities may change or be subject to differing interpretations, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address any other U.S. federal tax considerations (such as estate or gift tax) or any state, local or non-U.S. tax considerations. Each prospective holder of our Class A Shares is urged to consult its tax advisor about the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of our Class A Shares in light of its own particular circumstances.

Distributions on Class A Shares

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A Shares, the distribution generally will be treated as a dividend to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the Non-U.S. Holder’s tax basis in our Class A Shares, and, to the extent such portion exceeds the Non-U.S. Holder’s tax basis in our Class A Shares, the excess will be treated as gain from the disposition of the Class A Shares, the tax treatment of which is discussed below under “Sales, Exchanges or Other Taxable Dispositions of Class A Shares.”

The gross amount of dividends paid to a Non-U.S. Holder will generally be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), however, are not subject to this withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined in the Code. In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on the Non-U.S. Holder’s earnings and profits that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to adjustments.

A Non-U.S. Holder that wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our Class A Shares are held through a non-U.S. partnership or non-U.S. intermediary, the non-U.S. partnership or non-U.S. intermediary will also be required to comply with additional certification requirements under applicable Treasury regulations.

A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sales, Exchanges or Other Taxable Dispositions of Class A Shares

Subject to the discussion below regarding backup withholding and the discussion below under “Additional Withholding Requirements,” a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of our Class A Shares unless:

•                  the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and, where required by an applicable income tax treaty, the gain is attributable to such Non-U.S. Holder’s permanent establishment or fixed base in the United States;

•                  such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition and certain other conditions are satisfied; or

•                  we are or have been a “United States real property holding corporation” at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such Non-U.S. Holder held our common stock and (as long as our common stock is regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other disposition occurs) such Non-U.S. Holder owns or owned (actually or constructively) more than five percent of our common stock at any time during the shorter of the two periods mentioned above.

Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although there can be no assurances, we believe that we are not a United States real property holding corporation, and we do not expect to become a United States real property holding corporation.

Gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, where required by an applicable income tax treaty, is attributable to such Non-U.S. Holder’s permanent establishment or fixed base in the United States, will be subject to tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a United States person as defined under the Code. A Non-U.S. Holder that is a corporation may also be subject to the branch profits tax described above. An individual Non-U.S. Holder present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition (and who satisfies certain other conditions) will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the disposition, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

The applicable withholding agent with respect to a Non-U.S. Holder must generally report annually to the IRS and to such Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

Payments of dividends in respect of, or proceeds on the disposition of, our Class A Shares made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding unless such Non-U.S. Holder establishes an exemption, for example by properly certifying that such Non-U.S. Holder is not a United States person as defined under the Code on a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or another appropriate version of Form W-8 (provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Non-U.S. Holder will reduce the Non-U.S. Holder’s U.S. federal income tax liability. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided the required information is timely furnished to the IRS. A Non-U.S. Holder is urged to consult its tax advisor regarding the application of the information reporting and backup withholding rules.

Additional Withholding Requirements

Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our Class A Shares held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A Shares is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our Class A Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the payor that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will in turn generally be required to provide to the IRS. We will not pay any additional amounts to holders of our Class A Shares in respect of any amounts withheld. A Non-U.S. Holder is urged to consult its tax advisor regarding the possible implications of these rules on its investment in our Class A Shares.

PLAN OF DISTRIBUTION

This prospectus supplement relates to (i) our issuance from time to time of up to 64,427,640 Class A Shares to the holders of FC-Gen Units upon tender of such FC-Gen Units for exchange pursuant to their contractual rights and (ii) the resale, from time to time, of Class A Shares by the Selling Stockholders named in this prospectus supplement. We are registering the issuance and resale of our Class A Shares to provide the Selling Stockholders with freely tradable securities, but the registration of such shares does not necessarily mean that any of the Class A Shares will be sold by the Selling Stockholders or that any of the Selling Stockholders will convert or exchange their Class B Shares, Class C Shares or FC-Gen Units for Class A Shares or, that, upon any such conversion or exchange, any Class A Shares received will be sold by the Selling Stockholders. We may, in our sole and absolute discretion, elect to acquire some or all FC-Gen Units from a tendering unitholder in exchange for cash rather than issuing Class A Shares.

Pursuant to the Registration Rights Agreement, we have agreed to pay all expenses of effecting the registration of the resale of the Class A Shares offered hereby (other than any applicable underwriting discounts, commissions or transfer taxes) and have agreed to indemnify the Selling Stockholders and, as applicable, their officers, directors and each person who controls such Selling Stockholder against certain losses, claims, damages and expenses arising under the securities laws.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the Class A Shares. These sales may be made at a fixed price or prices, which may be changed, at prices on the NYSE or at prices related to the then current market price and under terms then prevailing. Sales of the Class A Shares may also be made in negotiated transactions at negotiated prices, including by one or more of the following methods:

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement and the accompanying prospectus;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  an exchange distribution in accordance with the rules of the NYSE or other exchange or trading system on which the Class A Shares are admitted for trading privileges;

•                  sales “at the market” to or through a market maker or into an existing trading market (on an exchange or otherwise), for the Class A Shares;

•                  sales in other ways not involving market makers or established trading markets;

•                  through put or call transactions relating to the Class A Shares;

•                  block trades in which the broker-dealer will attempt to sell the Class A Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

•                  in privately negotiated transactions.

In connection with the distributions of the Class A Shares or otherwise, the Selling Stockholders may:

•                  enter into hedging transactions, including forward contracts, with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Shares in the course of hedging the positions they assume;

•                  sell the shares short and deliver the Class A Shares to close out such short positions;

•                  enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of Class A Shares offered by this prospectus supplement and the accompanying prospectus, which they may in turn resell; or

•                  pledge shares to a broker-dealer or other financial institution, which, upon a default by the pledgee under the transaction to which such pledge relates, they may in turn resell.

In addition, the Selling Stockholders may sell the shares pursuant to Rule 144 adopted under the Securities Act if permitted by that rule, or under Section 4(1) of the Securities Act, rather than pursuant to this prospectus supplement and the accompanying prospectus. In effecting sales, broker-dealer or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the Class A Shares covered by this prospectus supplement and the accompanying prospectus, the Selling Stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. To the extent the Selling Stockholders or any such broker-dealer may be deemed to be an underwriter, the Selling Stockholders and such broker-dealer will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The Selling Stockholders have agreed that they will not participate in any underwriting transaction without our prior consent.

In order to comply with the securities laws of certain states, the Class A Shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the Class A Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption for the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus supplement and the accompanying prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Class A Shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Genesis and its subsidiaries appearing in Genesis’s Annual Report on Form 10-K for the year ended December 31, 2015 (including schedules appearing therein), and the effectiveness of Genesis’s internal control over financial reporting as of December 31, 2015 have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Genesis management’s assessment of internal control over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, information statements and other information regarding us. The SEC’s website address is www.sec.gov.

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus supplement, the accompanying prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed modified or superseded for the purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from the date we subsequently file such reports and documents until the termination of this offering, except that any interactive data in eXtensible Business Reporting Language shall not be deemed incorporated by reference herein and that any such reports or portions thereof which are furnished under Item 2.02 or Item 7.01 of any Current Reports on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01) and not filed shall not be deemed incorporated by reference herein:

•                  Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 14, 2016;

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

•                  Current Reports on Form 8-K and Form 8-K/A filed with the SEC on March 14, 2016 and June 13, 2016;

•                  Definitive Proxy Statement of Genesis on Schedule 14A filed with the SEC on April 29, 2016; and

•                  Definitive Information Statement on Schedule 14C filed January 9, 2015, including the description of our common stock contained therein, and any amendment or report filed thereafter for the purpose of updating such information.

We will provide to each person, including any beneficial owner to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Genesis Healthcare, Inc.

101 East State Street

Kennett Square, Pennsylvania 19348

Tel.: (610) 444-6350

Attention: Corporate Secretary

Prospectus

$100,000,000

Common Stock

Preferred Stock
Warrants

Depositary Shares

by Genesis Healthcare, Inc.

$300,000,000

Common Stock

by Selling Stockholders

Genesis Healthcare, Inc. (the “Company”) may offer from time to time (i) Class A common stock, (ii) preferred stock, (iii) warrants to purchase preferred stock, common stock, or other securities or (iv) depositary shares representing an interest in our preferred stock. The aggregate offering price of all securities sold by us under this prospectus may not exceed $100,000,000.

This prospectus also covers the resale by certain selling stockholders described herein of up to an aggregate of $300,000,000 of shares of our Class A common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

We will provide the terms of these securities in supplements to this prospectus.  You should read the applicable prospectus supplement along with this prospectus before you invest.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “GEN.” If we decide to seek a listing of any preferred stock or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Investing in our securities involves risk. See “Risk Factors” beginning on page 1 of this prospectus and the risk factors included in the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. In addition, certain of our stockholders may, from time to time, offer and sell up to an aggregate of $300,000,000 of shares of our Class A common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will provide the specific terms of the securities being offered and the terms of the offering. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” in this prospectus before making an investment decision.

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We and the selling stockholders are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, “Genesis,” “the Company,” “we,” “our,” “ours,” and “us” refer to Genesis Healthcare, Inc. and its consolidated subsidiaries.

GENESIS

Genesis Healthcare, Inc. (NYSE:GEN) is a healthcare services company that through our subsidiaries primarily owns and operates skilled nursing facilities, assisted living facilities and a rehabilitation therapy business.  We have an administrative service company that provides a full complement of administrative and consultative services that allows our affiliated operators and third-party operators with whom we contract to better focus on delivery of healthcare services.  We provide inpatient services through 511 skilled nursing, assisted living and behavioral health centers located in 34 states.  Revenues of our owned, leased and otherwise consolidated centers constitute approximately 85% of our revenues.

We provide a range of rehabilitation therapy services, including speech pathology, physical therapy, occupational therapy and respiratory therapy.  These services are provided by rehabilitation therapists and assistants employed or contracted at substantially all of the centers operated by us, as well as by contract to healthcare facilities operated by others.  After the elimination of intercompany revenues, the rehabilitation therapy services business constitutes approximately 12% of our revenues.

We provide an array of other specialty medical services, including management services, physician services, staffing services, hospice and home health services, and other healthcare related services, which comprise the balance of our revenues.

Our principal office is located at 101 East State Street Kennett Square, Pennsylvania 19348. Our telephone number is (610) 444-6350.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2014, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find

More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate herein and therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act), with respect to our future financial or business performance, projected operating results, strategies, plans, objectives or expectations. Forward-looking statements are typically identified by words or phrases such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Genesis cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Genesis assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.  You should carefully read the risk factors described in “Risk Factors” in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

These risks and uncertainties include, but are not limited to the following:

•                  reductions in Medicare reimbursement rates, or changes in the rules governing the Medicare program could have a material adverse effect on our revenue, financial condition and results of operations;

•                  continued efforts of federal and state governments to contain growth in Medicaid expenditures could adversely affect our revenue and profitability;

•                  recent federal government proposals could limit the states’ use of provider tax programs to generate revenue for their Medicaid expenditures, which could result in a reduction in our reimbursement rates under Medicaid;

•                  revenue we receive from Medicare and Medicaid is subject to potential retroactive reduction;

•                  our success is dependent upon retaining key executive and personnel;

•                  health reform legislation could adversely affect our revenue and financial condition;

•                  annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may negatively affect our results of operations;

•                  we are subject to a Medicare cap amount for our hospice business, and our net patient service revenue and profitability could be adversely affected by limitations on Medicare payments;

•                  we are subject to extensive and complex laws and government regulations, and if we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

•                  we face inspections, reviews, audits and investigations under federal and state government programs and contracts, and these audits could have adverse findings that may negatively affect our business;

•                  significant legal actions, which are commonplace in our professions, could subject us to increased operating costs and substantial uninsured liabilities, which would materially and adversely affect our results of operations, liquidity and financial condition;

•                  insurance coverage may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

•                  we may be unable to reduce costs to offset decreases in our patient census levels or other expenses completely;

•                  future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities;

•                  we lease a significant number of our facilities and may experience risks relating to lease termination, lease extensions and special charges;

•                  our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our financial obligations;

•                  following the combination of FC-GEN Operations Investment LLC (“FC-GEN”) and Skilled Healthcare Group, Inc. (“Skilled Healthcare”), we may not be able to continue to successfully integrate our operations, which could adversely affect us and the market price of our common stock;

•                  we have incurred substantial costs and expect to incur additional transaction and integration costs in connection with the combination of FC-GEN and Skilled Healthcare;

•                  the holders of a majority of the voting power of Genesis’ common stock have entered into a voting agreement, and the control group’s interests may conflict with yours;

•                  some of our directors are significant stockholders or representatives of significant stockholders, which may result in the diversion of corporate opportunities and other potential conflicts;

•                  we are a “controlled company” within the meaning of NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements; and

•                  risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our other SEC reports.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.genesishcc.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.  All filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement shall be deemed to be incorporated by reference in this prospectus. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in

(1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•                  our Annual Report on Form 10-K for the year ended December 31, 2014;

•                  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•                  our Definitive Proxy Statement on Schedule 14A filed April 24, 2015;

•                  our Current Reports on Form 8-K filed January 1, 2015, January 15, 2015, February 6, 2015, February 19, 2015, February 20, 2015, February 26, 2015, February 27, 2015, June 9, 2015, June 15, 2015 and July 24, 2015; and

•                  our Definitive Information Statement on Schedule 14C filed January 9, 2015, including the description of our common stock contained therein, and any amendment or report filed thereafter for the purpose of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

Genesis Healthcare, Inc.
101 East State Street

Kennett Square, Pennsylvania 19348
Tel.: (610) 444-6350
Attention: Corporate Secretary

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus in connection with the primary offering will be used for general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock by any selling stockholder named in such prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our third amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), our amended and restated by-laws (“By-laws”) and the applicable provisions of the Delaware General Corporation Law. For more information on how you can obtain our Certificate of Incorporation and By-laws, see “Where You Can Find More Information” in this prospectus. We urge you to read our Certificate of Incorporation and By-laws in their entirety.

General

Our Certificate of Incorporation provides that we are authorized to issue 1,200,000,000 shares of capital stock, consisting of 1,000,000,000 shares of Class A common stock, par value $0.001 per share; 20,000,000 shares of Class B common stock, par value $0.001 per share; 150,000,000 shares of Class C common stock, par value $0.001 per share; and 30,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2015, we had approximately 73,591,665 shares of Class A common stock issued and outstanding, 15,511,603 shares of Class B common stock issued and outstanding, and 64,449,380 shares of Class C common stock issued and outstanding.  There are no shares of preferred stock outstanding.

Preferred Stock

The board of directors of the Company is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as the board of directors of the Company may resolve.

Common Stock

The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, our By-laws and the applicable provisions of the Delaware General Corporation Law.

Voting Rights.

Each holder of Class A Stock common stock, Class B common stock and Class C common stock is entitled to one vote for each share of Class A common stock, Class B common stock and Class C common stock, respectively, held of record by such holder.

The holders of each class of common stock of the Company vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). None of the holders of Company Common Stock have cumulative voting rights.

Except to the extent required pursuant to the Delaware General Corporation Law (the “DGCL”), the holders of common stock of the Company are each entitled to vote separately as a class only with respect to amendments to the Restated Charter that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Dividends.

Holders of shares of Class A common stock and Class B common stock are entitled to receive ratably as a single class, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Company when, as and if declared by the board of directors.

Holders of shares of Class C common stock are entitled to receive ratably, in proportion to the number of shares held by them, dividends and other distributions payable or to be made on outstanding shares of Class A common stock that would have been payable on the shares of Class A common stock if such shares of Class C common stock had been converted into shares of Class A common stock immediately prior to the record date for such dividend or distribution, with each share of Class C common stock converted into a fraction of the shares of Class A common stock. The holders of shares of Class C common stock are entitled to receive, on a pari passu basis with the holders of the Class A common stock and Class B common stock, such dividends or other distributions that are so paid to the holders of Class A common stock and Class B common stock when, as and if declared by the board of directors.

In the event a dividend is paid in the form of shares of common stock of the Company (or rights to acquire such shares), then the holders of shares of common stock of the Company will receive shares (or rights to acquire such shares, as the case may be) of the class of common stock of the Company they hold, with the holders of shares of common stock of the Company receiving, on a per share basis, an identical number of shares of Class A common stock, Class B common stock or Class C common stock, as applicable.

Liquidation; Dissolution.

In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Company, after payments to its creditors and subject to the rights of any holders of preferred stock that may then be outstanding, holders of shares of Class A common stock, Class B common stock and Class C common stock are entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Company available for distribution; provided, however, that, for purposes of any such distribution, the amount to be paid with respect to shares of Class C common stock shall be the same amount as would have been payable if such shares of Class C common stock had been converted into shares of Class A common stock immediately prior to the record date for such distribution, with such share of Class C common stock converted into a fraction of shares of Class A common stock.

Conversion of Class B Common Stock.

Each holder of Class B common stock is entitled to convert at any time all or any portion of such holder’s Class B common stock into shares of fully paid and non-assessable Class A common stock at the ratio of one share of Class A common stock for each share of Class B common stock converted.

The holders of a majority of the voting power of all the outstanding shares of Class B common stock are entitled to cause the conversion at any time of all, but not less than all, of the outstanding shares of Class B common stock into shares of fully paid and non-assessable Class A common stock at the ratio of one share of Class A common stock for each share of Class B common stock converted.

Conversion of Class C Common Stock and Exchange of FC-GEN Class A Units.

Each holder of Class A Units of FC-GEN (other than Sun Healthcare Group, Inc. and its subsidiaries), a subsidiary of the Company, is entitled to exchange each such FC-GEN Class A Unit for an equal number of fully paid and nonassessable shares of Class A common stock. Concurrently with the exercise of such exchange right by a holder of FC-GEN Class A Units, the shares of Class C common stock such holder holds will be automatically converted into fractional shares of Class A common stock using a conversion ratio of 0.000174115.

Transfers.

Upon the occurrence of any Transfer (as defined in the Certificate of Incorporation) of Class B common stock or Class C common stock, except for certain customary permitted transfers as more particularly set forth in the Certificate of Incorporation, each share of Class B common stock will automatically convert into one fully paid and nonassessable share of Class A common stock, and each share of Class C common stock will automatically convert into a fractional number of fully paid and nonassessable shares of Class A common stock.

No fractional shares of Class A common stock shall be issued upon conversion of the shares of Class B common stock or Class C common stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay to the holder cash equal to the value of the fractional shares of Class A common stock.

No Preemptive or Subscription Rights.

No holder of shares of common stock of the Company is entitled to preemptive or subscription rights.

Listing.

Our Class A common stock is listed on the New York Stock Exchange under the ticker symbol “GEN.”

Transfer Agent.

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, MN 55075, telephone (800) 468-9716.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

Anti-Takeover Considerations

The Delaware General Corporation Law, our Certificate of Incorporation and our By-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions.

Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation’s assets, dissolutions, etc.

State Takeover Legislation.

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to certain business combinations or to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have elected to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Stockholders.

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange or held of record by more than 2,000 stockholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation’s stockholders were not required to approve the merger.

Stockholder Action.

Our Certificate of Incorporation provides that an action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with Section 228 of the DGCL and the By-laws.

Meetings of Stockholders.

Delaware law provides that, unless otherwise stated in the Certificate of Incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

Our Certificate of Incorporation provides that special meetings of the stockholders may be called at any time by a majority of the board of directors, the chairman of the board of directors, the chief executive officer of the company, or holders of a majority of the voting power of the shares entitled to vote in connection with the election of directors of the Company.

Cumulative Voting.

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our Certificate of Incorporation does not authorize cumulative voting.

Removal of Directors.

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of the directors of the Company may be removed from office at any time with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.

Vacancies.

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

Our By-laws provide that newly created directorships resulting from an increase in the number of directors may be filled, subject to the terms of any one or more classes or series of preferred stock, only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled only by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.

No Preemptive Rights.

Holders of common stock do not have any preemptive rights or subscription rights.

Classified Board.

Our board of directors is divided into three classes, with directors in each class serving for a term of three years.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•                  the title of the warrants;

•                  the aggregate number of warrants offered;

•                  the designation, number and terms of the preferred stock, common stock, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•                  the exercise price of the warrants;

•                  the dates or periods during which the warrants are exercisable;

•                  the designation and terms of any securities with which the warrants are issued;

•                  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•                  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•                  any minimum or maximum amount of warrants that may be exercised at any one time;

•                  any terms relating to the modification of the warrants;

•                  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•                  any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer depositary shares representing receipts for fractional interests in preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, an owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe will be most important to a decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines the rights of a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. We will file a copy of the deposit agreement with the SEC at or before the time of the offering of the applicable series of depositary shares. This summary is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the preferred stock to record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares that they own.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the appropriate record holders of depositary shares in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to such record holders.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share of preferred stock payable in relation to the redeemed series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preference shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for preferred stock. The depositary will endeavor, to the extent practicable, to vote the amount of the preferred stock represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to the voting shares of the preferred stock if it does not receive specific instructions from the holder of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement will automatically terminate if:

•                  all outstanding depositary shares have been redeemed,

•                  each share of preferred stock has been converted into other preference shares or has been exchanged for debt securities, or

•                  there has been a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding-up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of shares of preferred stock by holders of depositary shares and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for their account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of preferred stock.

Neither we nor the depositary will be liable if we are or it is prevented or delayed by law or any circumstances beyond our or its control in performing any obligations under the deposit agreement. Our and its obligations under the deposit agreement will be limited to performance in good faith of our and its duties under the deposit agreement and neither we nor it will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preference shares unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

SELLING STOCKHOLDERS

An aggregate of $300,000,000 of common stock may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders and their respective transferees, distributees, pledgees, donees, assignees or other successors. Except as may be set forth in any accompanying prospectus supplement, we will pay all of the expenses in connection with the registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.  Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in the applicable prospectus supplements.

Pursuant to the Registration Rights Agreement, dated as of August 28, 2014, among Skilled Healthcare, the Onex Holders (as defined in the Registration Rights Agreement) and the Legacy Genesis Holders (defined as Greystone Holders in the Registration Rights Agreement), the Onex Holders and the Legacy Genesis Holders have the right to request that the Company include their shares on the registration statement of which this prospectus forms a part under the Securities Act. Under the Registration Rights Agreement, the Onex Holders and the Legacy Genesis Holders have registration rights with respect to the shares of Class A common stock and the shares of Class B common stock, shares of Class C common stock and FC-GEN Class A Units (in the event such shares or units are converted or exchanged into shares of Class A common stock) set forth in the table below. The Onex Holders and the Legacy Genesis Holders do not have registration rights under the Registration Rights Agreement with respect to any subsequently acquired shares.

The Onex Holders acquired 15,041,555 shares of our common stock in connection with the December 2005 merger of SHG Acquisition Corp. with and into Skilled Healthcare.  In the merger, substantially all of the former stockholders of Skilled Healthcare received cash in exchange for their shares and the cancellation of options, except that certain members of Skilled Healthcare’s management and Baylor Health Care System, together the rollover investors, converted approximately one-half of their ownership interests in Skilled Healthcare into an ownership interest in Skilled Healthcare (with their shares of Skilled Healthcare being valued on the same basis as the per share cash merger consideration payable to all other stockholders of Skilled Healthcare). In connection with the merger, the Onex Holders and the rollover investors purchased shares of Skilled Healthcare’s common stock.

The Legacy Genesis Holders acquired an aggregate of 114,325,479 shares of our common stock (on an as-exchanged and as-converted basis) in connection with the February 2, 2015 combination of the businesses and operations of FC-GEN and Skilled Healthcare, comprised of 49,864,878 shares of Class A common stock, 64,449,380 shares of Class C common stock (convertible into 11,221 shares of Class A common stock) and 64,449,380 FC-GEN Class A Units (exchangeable for 64,449,380 shares of Class A common stock). The Legacy Genesis Holders are comprised of former holders of equity interests of FC-GEN, Health Care REIT, Inc. and former participants under the management incentive compensation plan of FC-GEN.

As of June 30, 2015, the Onex Holders and the Legacy Genesis Holders beneficially owned, in the aggregate, 129,367,034 shares, or 84.243% of our outstanding common stock (on an as-exchanged and as-converted basis), with the Onex Holders and the Legacy Genesis Holders owning 15,041,555 and 114,325,479 shares, respectively, or 9.795% or 74.448% of our outstanding common stock, respectively (on an as-exchanged and as-converted basis). We cannot provide an estimate as to the number of shares of common stock that will be held by any selling stockholder upon consummation of any offering or offerings covered by this prospectus because a selling stockholder may offer some, all or none of their shares of common stock in any such offering or offerings.

Selling	Class A Shares Beneficially Owned			Class B Share Beneficially Owned			Class C Shares Beneficially Owned			FC-GEN Class A Units Beneficially Owned
Stockholder	Number	Percentage		Number	Percentage		Number	Percentage		Number	Percentage
Onex Holders	—	—		15,041,555	96.970	%(1)	—	—		—	—
Legacy Genesis Holders	49,864,878	67.759	%(2)	—	—		64,449,380	100.000	%(2)	64,449,380	—

(1)          The Onex Holders hold 9.795% of the common stock of the Company after giving effect to the conversion of all shares of our Class C common stock held by the Legacy Genesis Holders, the exchange of all FC-GEN Class A Units held by the Legacy Genesis Holders and the conversion of all shares of our Class B common stock held by the Onex Holders.

(2)          The Legacy Genesis Holders hold 74.448% of the common stock of the Company after giving effect to the conversion of all shares of our Class C common stock held by the Legacy Genesis Holders, the exchange of all FC-GEN Class A Units held by the Legacy Genesis Holders and the conversion of all shares of our Class B common stock held by the Onex Holders.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•                  to underwriters or dealers for resale to the public or to institutional investors;

•                  directly to institutional investors;

•                  directly to a limited number of purchasers or to a single purchaser;

•                  through agents to the public or to institutional investors; or

•                  through a combination of any of these methods of sale.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•                  at a fixed price or prices, which may be changed from time to time;

•                  in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

For each series of securities, the prospectus supplement will set forth the terms of the offering of the securities, including:

•                  the initial public offering price, if any;

•                  the method of distribution, including the names of any underwriters, dealers or agents;

•                  the purchase price of the securities;

•                  our net proceeds from the sale of the securities;

•                  any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•                  any discounts or concessions allowed or reallowed or repaid to dealers; and

•                  the securities exchanges on which the securities will be listed, if any.

We may also enter into hedging transactions. For example, we may:

•                  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•                  sell securities short and redeliver such shares to close out our short positions;

•                  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•                  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

Stockholders may also, pursuant to this registration statement, sell securities offered hereby from time to time in the ways described above, as applicable. See “Selling Stockholders” in this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement, as the case may be.

If we (or selling stockholders) use underwriters in the sale, unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we (or selling stockholders) use dealers in the sale, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we (or selling stockholders) use agents in the sale, unless otherwise set forth in the applicable prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

The securities will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of FC-GEN Operations Investment, LLC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference in the prospectus by reference to Form 8-K filed by Genesis Healthcare Inc. with the SEC on July 24, 2015 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Genesis Healthcare, Inc. appearing in Genesis Healthcare Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including schedules appearing therein), and the effectiveness of Genesis Healthcare, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Genesis Healthcare, Inc. management’s assessment of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young LLP performed no services with respect to the prospective financial information included in the Definitive Information Statement on Schedule 14C dated January 9, 2015 incorporated herein by reference and provides no assurance on such prospective financial information.

The audited historical financial statements of Sun Healthcare Group, Inc. and subsidiaries included in Genesis Healthcare, Inc.’s Current Report on Form 8-K dated July 24, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Genesis Healthcare, Inc.

129,367,035 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

July 29, 2016